Exhibit 4.38

STRATEGIC PARTNERSHIP AGREEMENT

THIS STRATEGIC PARTNERSHIP AGREEMENT (the “Agreement”) is entered into as of April 27, 2006 by and between T2CN HOLDING LIMITED, a British Virgin Islands company (“T2CN”) with its registered address at the offices of S-HR&M Financial Services Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands, and GIGAMEDIA CHINA LIMITED (“GigaMedia”) with its office at 122 TunHwa North Road – 14/F, Taipei, Taiwan ROC.

RECITALS:

A. Whereas T2CN operates a leading game platform in China with over 21 million registered users and desires to expand and enrich its game offerings to its user base, in particular in the table and board game sector; and

B. Whereas GigaMedia – through its FunTown game portal – is a leading MahJong and other board, card, chess and table game provider, and desires to expand its offering of its games in China; and

C. Whereas T2CN and GigaMedia thereby desire to form a strategic partnership for mutual benefit to offer GigaMedia’s board and table games to T2CN’s user base.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto do agree as follows:

1.	FORMATION OF STRATEGIC PARTNERSHIP

T2CN and GigaMedia hereby agree to form a strategic partnership in the table chess, card and board casual game sector to expand and enrich the casual game offerings to T2CN’s user base, for the mutual benefit of T2CN and GigaMedia.

2.	MAJOR TERMS OF THE STRATEGIC PARTNERSHIP

a.	T2CN and GigaMedia shall together offer GigaMedia’s MahJong and other table, chess, card and board games to T2CN user base on standard and customary market terms – specifically, a revenue sharing arrangement – provided, however, that T2CN will not be required to make any up-front software licensing payment to GigaMedia.

b.	T2CN agrees that GigaMedia will be the exclusive provider of MahJong and the other board, card, chess and table games types currently offered by FunTown for an initial period of two years, and will be the preferred provider to T2CN of any new games or game types developed by GigaMedia, provided that condition (c) is satisfied.

c.	GigaMedia ensures to develop and update its games as necessary so that its game offerings remain competitive within the marketplace at competitive terms.

d.	T2CN and GigaMedia shall together plan, organize, market and operate casual game tournaments for the games provided by GigaMedia.

e.	T2CN and GigaMedia shall together explore joint development of new casual games for the Asian marketplace and overseas Asians.

3.	MISCELLANEOUS

3.1. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PROVISIONS REGARDING CHOICE OF LAWS OR CONFLICT OF LAWS.

3.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

3.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned without the prior written consent of the other Party.

3.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

3.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the other Party.

3.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.7. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

T2CN HOLDING LIMITED

By:	/s/ Jun-Tse TENG
Name:	Jun-Tse TENG
Title:	Chief Executive Officer

GIGAMEDIA CHINA LIMITED

By:	/s/ Arthur WANG
Name:	Arthur WANG
Title:	Chief Executive Officer